UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 3, 2015

OSL HOLDINGS INC.

(Exact name of registrant as specified in its charter)

Nevada	001-32658	98-0441032
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

1669 Edgewood Road, Suite 214 Yardley, PA	19067
(Address of principal executive offices)	(Zip Code)

(845) 363-6776

Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02. Unregistered Sales of Equity Securities and Use of Proceeds.

On June 1, 2015, OSL Holdings Inc. (the “Company”) issued an aggregate of 11,000,000 shares of the Company’s common stock to an employee in consideration for services rendered. Also on June 1, 2015, the Company issued 1,000,000 shares of the Company’s common stock to a consultant of the Company in consideration for services rendered.

On June 2, 2015, the Company issued an aggregate of 3,493,472 shares of the Company’s common stock to a consultant of the Company in consideration for services rendered. Also on June 2, 2015, the Company sold 840,336 shares of the Company’s common stock to an accredited investor in a private transaction for proceeds of $30,000 paid to the Company.

On June 3, 2015, the Company issued 30,000,000 shares of the Company’s common stock to a consultant of the Company in consideration for services rendered.

On June 10, 2015, the Company issued 40,853,000 shares of the Company’s common stock upon conversion of a convertible promissory note previously issued to an accredited investor. The issuance did not result in any proceeds to the Company as the funds were received upon the original issuance of the underlying convertible note.

On June 16, 2015, the Company issued 31,586,200 shares of the Company’s common stock upon conversion of a convertible promissory note previously issued to an accredited investor. The issuance did not result in any proceeds to the Company as the funds were received upon the original issuance of the underlying convertible note.

In the aggregate, the amount of shares issued in the foregoing transactions exceeds 5% of the Company’s total outstanding shares. As of the date of this filing, the Company has 852,243,045 shares of common stock outstanding.

The above issuances were made in reliance on an exemption from registration set forth in Section 4(a)(2) of the Securities Act of 1933, as amended, and/or Regulation D promulgated thereunder.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OSL HOLDINGS, INC.

Date: June 23, 2015	By:	/s/ Robert H. Rothenberg
Robert H. Rothenberg, Chief Executive Officer